IZEA Reports Q1 2025 Revenue from Core Operations of $8.0 million, up 23%
Improved Net Income by $3.1 million, achieving $(0.01) per share, Cash Positive

ORLANDO, Fla. (May 13, 2025) - IZEA Worldwide, Inc. (NASDAQ: IZEA), a leading influencer marketing company that makes Creator Economy solutions for marketers, reported its financial and operational results for the first quarter ended March 31, 2025.

Q1 2025 Financial Summary Compared to Q1 2024
•Total revenue increased 15% to $8.0 million, compared to $7.0 million
•Revenue from core operations (excluding Hoozu) increased 23%
•Managed Services bookings totaled $7.5 million, compared to $9.3 million
•Managed Services revenue increased 18% to $7.9 million, compared to $6.7 million
•Total costs and expenses decreased 22% to $8.6 million, compared to $11.0 million
•Net loss was $0.1 million, compared to a net loss of $3.3 million
•Adjusted EBITDA* for the quarter was $(0.1) million, compared to $(3.4) million
•Cash, cash equivalents, and investments as of March 31, 2025 totaled $52.2 million, growing $1.1 million YTD

Q1 2025 Highlights
•Recruited Frank Carvalho, EVP Sales and Marketing, to drive new customer growth and marketing innovation
•Launched the all-new IZEA.com homepage, highlighting our service offerings and key industry verticals
•Won new business from Nestle, Acer, Jeep, and more
•Produced new work for Clorox, Carnation Breakfast Essentials, Matin Kim, Academy Sports, and Coursera

* Adjusted EBITDA is a non-GAAP financial measure. Refer to the definition and reconciliation of this measure under “Use of Key Metrics and Non-GAAP Financial Measures."

Management Commentary
“Q1 was an exceptional quarter and a giant step towards making good on our promise to accelerate our path to profitability,” commented Patrick Venetucci, CEO. “We grew revenue by double-digits, nearly broke even, and generated cash – in one quarter. This is strong evidence that the transformational changes we made in Q4 2024 are working. Our new go-to-market model, cost structure and technologies are aligning and beginning to bear fruit.”

Q1 2025 Financial Results
Total revenue in the first quarter of 2025 increased 15% to $8.0 million, compared to $7.0 million in the first quarter of 2024. Revenue from ongoing Managed Services customers increased by 28% to $7.9 million in the first quarter of 2025. Revenue from SaaS Services decreased by 76% to $60,953 in the first quarter of 2025 compared to the first quarter of 2024, as we paused our marketing efforts during our business transformation.

Cost of revenue increased to $4.4 million in the first quarter of 2025, or 55% of revenue, compared to $4.0 million, or 57%, in the prior-year quarter. The nominal cost increase is due to higher revenues in the recent quarter, while lower average margins from the prior-year divested operations drove the percentage cost increase.

Costs and expenses, excluding the cost of revenue totaled $4.2 million for the first quarter of 2025, representing a 40% decrease from the prior-year quarter to $2.8 million. Sales and marketing costs were $1.1 million during the first quarter of 2025, representing a 63% decrease from $3.1 million in the prior-year quarter. The decrease was largely due to reduced costs resulting from our targeted workforce reduction, as well as a temporary pause in advertising spending and lower general contractor fees. General and administrative costs totaled $2.9 million during the quarter, a $0.8 million, or 22%, decrease compared to the prior-year quarter. General and administrative expenses decreased mainly due to reduced employee-related expenses related to our targeted workforce reduction, reduced use of external contractors, and lower spending on professional services and software licensing.

Net loss in the first quarter of 2025 was $0.1 million, or $(0.01) per share, as compared to a net loss of $3.3 million, or $(0.20) per share in the first quarter of 2024, based on 16.9 million and 16.3 million average shares outstanding, respectively.

Adjusted EBITDA (as defined below, a non-GAAP measure management uses as a proxy for operating cash flow) totaled

$(0.1) million in the first quarter of 2025, compared with $(3.4) million in the comparative period.

As of March 31, 2025, our cash, cash equivalents, and investments totaled $52.2 million, a $1.1 million improvement from the beginning of the year, due to lower working capital levels and cash-positive operations. The company has no outstanding long-term debt.

We previously announced our commitment to repurchase up to $10.0 million of our stock in the open market, subject to certain restrictions. During the first quarter of 2025, we purchased a total of 180,486 shares at an average share price of $2.44 under our program for an aggregate investment of $0.4 million. Through May 8, 2025, we’ve purchased 401,480 shares, investing $1.0 million under the active program.

Conference Call
IZEA will hold a conference call to discuss its first quarter 2025 results on Tuesday, May 13, 2025, at 5:00 p.m. EDT. IZEA's CEO Patrick Venetucci and CFO Peter Biere will host the call, followed by a question and answer period.

Date: Tuesday, May 13, 2025
Time: 5:00 p.m. EDT
Toll-free dial-in number: 1-877-407-4018
International dial-in number: 1-201-689-8471

Please call the conference telephone number five (5) minutes before the start time. An operator will register your name and organization. A call replay will be made available approximately 3 hours after the conference ends until Tuesday, May 20, 2025, at 11:59 p.m. EDT.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 13753486

About IZEA Worldwide, Inc.
IZEA Worldwide, Inc. (“IZEA”), is an influencer marketing company with a mission to make creator economy solutions for marketers. We do this by lighting up the Creator Economy with IZEAs—our strategies, campaigns, and solutions that build brands and drive demand. Since launching the industry’s first-ever influencer marketing platform in 2006, IZEA has facilitated nearly 4 million collaborations between brands and creators.

Use of Key Metrics and Non-GAAP Financial Measures
Managed Services bookings measure all sales orders received during a period less cancellations received, or refunds given during the same period. Sales order contracts vary in complexity with each customer and range from custom content delivery to integrated marketing services; our contracts generally run from several months for smaller contracts to twelve months for larger contracts. We recognize revenue from our Managed Services contracts based on a percentage of completion basis as we deliver the content or services over time, which can vary greatly from a few weeks to a year. For this reason, Managed Services bookings, while an overall indicator of the health of our business, may not be used to predict quarterly revenues and could be subject to future adjustments.

Managed Services bookings is a useful metric as it reflects the amount of orders received in one period, even though revenue may be reflected over time. Management uses the Managed Services bookings metric to plan its operating staff, identify key customer group trends, enlighten go-to-market activities, and inform its product development efforts.

"Adjusted EBITDA" is a non-GAAP financial measure under the Securities and Exchange Commission rules. EBITDA is commonly defined as "earnings before interest income and expense, taxes, depreciation, and amortization." IZEA defines “Adjusted EBITDA” as earnings or loss before interest expense, interest income, taxes, depreciation and amortization, non-cash stock-based compensation, gain or loss on asset disposals or impairment, and certain other unusual or non-cash income and expense items such as gains or losses on settlement of liabilities and exchanges, and changes in the fair value of derivatives, if applicable.
We believe that Adjusted EBITDA provides useful information to investors as it primarily excludes non-cash and non-operating transactions, and it provides consistency to facilitate period-to-period comparisons.
All companies do not calculate bookings and Adjusted EBITDA in the same manner. These metrics and financial measures, as presented by IZEA, may not be comparable to those presented by other companies. Moreover, these metrics and financial measures have limitations as analytical tools. You should not consider them in isolation or as a substitute for an analysis of our results of operations or, with respect to non-GAAP financial measures, as reported under GAAP. A reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure is presented in the financial tables included in this press release.

Safe Harbor Statement
All statements in this release that are not based on historical fact are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies, and expectations, can generally be identified by the use of forward-looking terms such as “may,” “will,” “would,” “could,” “should,” “expect,” “anticipate,” “hope,” “estimate,” “optimistic,” “believe,” “intend,” “ought to,” "likely," "projects," “plans,” "pursue," "strategy" or "future," or the negative of these words or other words or expressions of similar meaning. Examples of forward-looking statements include, among others, statements we make regarding expectations concerning product development and platform launches, future financial performance and operating results, including regarding recognition of bookings as revenues, the share repurchase authorization and any use of such authorization, growth, or maintenance of customer relationships, and expectations concerning IZEA’s business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements as a result of various factors, including, among others, the following: competitive conditions in the content and social sponsorship segment in which IZEA operates; failure to popularize one or more of the marketplace platforms of IZEA; our ability to maintain disclosure controls and procedures and internal control over financial reporting; our ability to satisfy the requirements for continued listing of our common stock on the Nasdaq Capital Market; changing economic conditions that are less favorable than expected; and other risks and uncertainties described in IZEA’s periodic reports filed with the Securities and Exchange Commission. The forward-looking statements made in this release speak only as of the date of this release, and IZEA assumes no obligation to update any such forward-looking statements to reflect actual results or changes in expectations, except as otherwise required by law.

Press Contact
Matt Gray
IZEA Worldwide, Inc.
Phone: 407-674-6911
Email: ir@izea.com

IZEA Worldwide, Inc.
Unaudited Consolidated Balance Sheets

	March 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$50,612,348	$44,644,468
Accounts receivable, net	4,269,114	7,781,824
Prepaid expenses	697,635	1,079,045
Short term investments	1,572,233	6,427,488
Other current assets	10,511	97,215
Total current assets	57,161,841	60,030,040

Property and equipment, net of accumulated depreciation	80,619	103,574
Software development costs, net of accumulated amortization	2,098,571	2,086,660
Total assets	$59,341,031	$62,220,274

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	892,636	1,511,747
Accrued expenses	3,081,263	3,734,123
Contract liabilities	7,095,245	8,188,651
Total current liabilities	11,069,144	13,434,521

Finance obligation, less current portion	—	4,034
Total liabilities	11,069,144	13,438,555

Commitments and Contingencies	—	—

Stockholders’ equity:
Preferred stock; $.0001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock; $0.0001 par value; $50,000,000 shares authorized; shares issued: $17,661,220 and $17,518,018, respectively, shares outstanding: $16,893,885 and $16,931,169, respectively.	1,766	1,752
Treasury stock at cost: 7,67335 and 586,849 shares at March 31, 2025 and March 31, 2024, respectively	(2,065,873)	(1,622,065)
Additional paid-in capital	154,793,924	154,593,800
Accumulated deficit	(104,439,855)	(104,297,055)
Accumulated other comprehensive income (loss)	(18,075)	105,287
Total stockholders’ equity	48,271,887	48,781,719
Total liabilities and stockholders’ equity	$59,341,031	$62,220,274

IZEA Worldwide, Inc.
Unaudited Consolidated Statements of Operations

	Three Months Ended March 31,
	2025	2024
Revenue	$7,968,363	$6,952,883

Costs and expenses:
Cost of revenue	4,401,574	3,967,975
Sales and marketing	1,121,782	3,056,291
General and administrative	2,940,507	3,783,086
Depreciation and amortization	160,352	204,186
Total costs and expenses	8,624,215	11,011,538

Loss from operations	(655,852)	(4,058,655)

Other income (expense):
Change in the fair value of digital assets	—	106,159
Interest expense	(1,654)	(2,001)
Other income (expense), net	514,706	669,865
Total other income (expense), net	513,052	774,023

Net loss before income taxes	$(142,800)	$(3,284,632)
Tax benefit	—	18,782
Net loss	(142,800)	(3,265,850)

Weighted average common shares outstanding – basic and diluted	16,927,166	16,333,415
Basic and diluted loss per common share	$(0.01)	$(0.20)

IZEA Worldwide, Inc.
Unaudited Consolidated Statements of Comprehensive Loss

	Three Months Ended March 31,
	2025	2024
Net loss	$(142,800)	$(3,265,850)

Other comprehensive income
Unrealized gain (loss) on securities held	(13,903)	58,177
Unrealized gain (loss) on currency translation	(109,459)	4,170
Total other comprehensive income (loss)	(123,362)	62,347

Total comprehensive income (loss)	$(266,162)	$(3,203,503)

IZEA Worldwide, Inc.
Revenue Details

Revenue details by type:

	Three Months Ended March 31,
	2025		2024		$ Change	% Change
Managed Services Revenue from Core Operations	$7,907,410	99%	$6,199,226	89%	$1,708,184	28%
Managed Services Revenue - Hoozu	—	—%	497,316	7%	(497,316)	(49)%
Total Managed Services Revenue	7,907,410	99%	6,696,542	96%	1,210,868	18%

SaaS Services Revenue	60,953	1%	256,341	4%	(195,388)	(76)%

Total Revenue	$7,968,363	100%	$6,952,883	100%	$1,015,480	15%

IZEA Worldwide, Inc.
Reconciliation of GAAP Net loss to Non-GAAP Adjusted EBITDA

	Three Months Ended March 31,
	2025	2024
Net loss from operations	$(142,800)	$(3,265,850)
Adjustment to fair market value of digital assets	—	(106,159)
Non-cash stock-based compensation	285,132	354,189
Non-cash stock issued for payment of services	90,002	75,006
Depreciation and amortization	160,352	204,186
Interest expense	1,654	2,001
Interest income	(471,190)	(666,252)
Tax benefit	—	(18,782)
Adjusted EBITDA(1)	$(76,850)	$(3,421,661)
(1) Adjusted EBITDA presentation varies from prior disclosure, primarily to exclude non-operating items such as interest income.